Exhibit 10.4

Amendment No. 1 to

Pharmacopeia, Inc.

2007 Incentive Compensation Plan

At its meeting held on October 18, 2007, the Compensation Committee of the Board of Directors of Pharmacopeia, Inc. (“Pharmacopeia”) approved the changes to Pharmacopeia’s 2007 Incentive Compensation Plan (the “Plan”) set forth in this Amendment No. 1.

1.         The title of the Plan is changed from “Pharmacopeia Drug Discovery, Inc. 2007 Incentive Compensation Plan” to “Pharmacopeia, Inc. 2007 Incentive Compensation Plan”.

2.         The first paragraph of the Section “Criteria” in the Plan is amended and restated in its entirety as follows:

“Bonus payments, if awarded, will be distributed no later than March 15 of the subsequent year.”

The Compensation Committee

October 18, 2007